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                                                                     EXHIBIT 4.6

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

AGREEMENT made this 13th day of February, 2004, by and between DF China Technolgoy Inc., a corporation incorporated in the British Virgin Islands (hereinafter, called "DFCT") and DiChain Systems Limited (hereinafter called "DiChain Systems"), a limited company incorporated in Hong Kong, a leading IT solutions and service provider for the logistic and supply chain management industry in China, Farsight Holdings Limited (hereinafter called "Farsight"), a limited company incorporated in the British Virgin Islands and is engaged in investment holdings activities, Squadram Limited (hereinafter called "Squadram"), a limited company incorporated in the British Virgin Islands and is engaged in investment holdings activities, and Earnest Investments Services Limited (hereinafter called "Earnest"), a limited company incorporated in the British Virgin Islands and is engaged in investment holdings activities.

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

RECITALS:

1. DiChain Software Systems (Shenzhen) Limited ("DiChain Software"), a limited company incorporated in the People's Republic of China ("PRC") and is engaged in the business of designing, manufacturing and selling computer software and hardware products and systems solutions for the supply chain management and logistics computer industry in China.

2. DiChain Systems Limited is holding 68% equity interest in DiChain Software and it is desirous to sell all its 68% equity interest in DiChain Software in exchange for 134,503,320 new shares of common stock in DFCT after completion of the Agreement.

3. Farsight Holdings Limited is holding 15% equity interest in DiChain Software and it is desirous to sell all its 15% equity interest in DiChain Software in exchange 29,669,850 shares of common stock in DFCT after completion of the Agreement.

4. Squadram Limited, a limited company incorporated in the British Virgin Islands and is holding 9% equity interest in DiChain Software and it equity interest in DiChain Software and it is desirous to sell all its 9% equity interest in DiChain Software in exchange 17,801,910 shares of common stock in DFCT after completion of the Agreement.

5. Earnest Investments Services Limited, a limited company incorporated in the British Virgin Islands and is holding 8% equity interest in DiChain Software and it equity interest in DiChain Software and it is desirous to sell all its 68% equity interest in DiChain Software in exchange 15,823,920 shares of common stock in DFCT after completion of the acquisition.

6. The exchange for the shares of common stock of DFCT will be effected by the merger of DiChain Software and DFCT which is subject to the shareholder approval of DFCT and DFCT shall be the surviving company of the merger.

7. DFCT shall effect a stock consolidation ("reverse stock split") pursuant to which each shareholder of DFCT will be issued one new share of common stock to replace each five shares of common stock now outstanding.

8. DiChain Systems, Farsight, Squadram and Earnest are collectively called the "Software Shareholders").

9. DFCT will issue a total of 39,559,800 reverse new post reverse split shares (the " New Shares")

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            of common stock to the Software Shareholders after completion of the acquisition.

THE PARTIES HERETO AGREE AS FOLLOWS:

1.    EXCHANGE OF SECURITIES.

            Subject to the terms and conditions of this Agreement, DFCT agrees:

            (i) to issue to DiChain Systems, 26,900,664 new post (5 old for 1 new) reverse split shares of common stock of the DFCT, such that DiChain Systems shall become the shareholder holding approximately 49.82% of the then enlarged issued share capital of the DFCT;

            (ii) to issue to Farsight, 5,933,970 new post (5 old for 1 new) reverse split shares of common stock of the DFCT, such that DiChain Systems shall become the shareholder holding approximately 12.90% of the then enlarged issued share capital of the DFCT;

            (iii) to issue to Squadram, 3,560,382 new post (5 old for 1 new)
                  reverse split shares of common stock of the DFCT, such that DiChain Systems shall become the shareholder holding approximately 7.25% of the then enlarged issued share capital of the DFCT;

            (iv) to issue to Earnest, 3,164,784 new post (5 old for 1 new) reverse split shares of common stock of the DFCT, such that DiChain Systems shall become the shareholder holding approximately 6.45% of the then enlarged issued share capital of the DFCT; and

2. REPRESENTATIONS AND WARRANTIES. DFCT represents and warrants to DiChain Systems, Farsight, Squadram and Earnest the following:

      i Organization. DFCT is a corporation duly organized under the laws of British Virgin Islands and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business in China. All actions taken by the incorporators, directors and shareholders of the DFCT have been valid and in accordance with the laws of the British Virgin Islands.

      ii Capital. The authorized capital stock of DFCT is 250,000,000 shares of common stock without par value, of which 47,620,712 are issued and outstanding and 50,000,000 shares of preferred stock without par value, of which there are no issued and outstanding. All outstanding shares are fully paid. None of the outstanding shares of the DFCT are subject to any stock restriction agreements. All of the shareholders of the DFCT have valid title to such shares and acquired their shares in a lawful transaction.

      iii. Liabilities. DFCT does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, which will materially and adversely affect the financial position of DFCT. DFCT is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving DFCT or its common stock. There is no dispute of any kind between the DFCT and any third party, and no such dispute which will materially and adversely affect the financial position of DFCT, will exist at the closing of this Agreement.

      iv. Ability to Carry out Obligation . DFCT has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by DFCT and the performance by DFCT of its obligations hereunder will not cause, constitute, or

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            conflict with or result in (a) any breach or violation or the provisions of, or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which DFCT or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) any event that would cause DFCT to be liable to any party, or (c) any event that would result in the creation or imposition or any lien, charge or encumbrance on any assets of the DFCT.

      v. Full Disclosure. None of the representations and warranties made by DFCT, or any certificate or memorandum furnished or to be furnished by DFCT, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

      vi. Compliance with the Laws. DFCT has complied with, and is not in violation of any federal, state or local statue, law, and/or regulation pertaining to DFCT. DFCT has complied with all federal, and state securities laws in connection with the issuance, sale and distribution of its securities.

      vii. Litigation. DFCT is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation which will cause a material and adverse impact on the business and financial position of DFCT. To the best of the knowledge of DFCT, there is no basis for any such action or proceeding and no such action or proceeding is threatened against DFCT and DFCT is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

      viii. Conduct of Business. Prior to the closing, DFCT shall conduct business in the normal course, and shall not (a) sell, pledge, or assign any assets, (b) save as agreed and/or to be agreed by the Software Shareholders, amend its article of incorporation or By-laws, (c) declare dividends, redeem or sell stock or other securities, (d) incur any liabilities which may cause material and adverse impact on the assets, business and financial position of DFCT, or (e) (f) enter into any other transaction which may cause material and adverse impact on the assets, business and financial position of DFCT.

      ix. Corporate Documents. Copies of each of the following documents, which are true, complete and correct in all material respects, will be open for inspection by the Software Shareholders, during office hours at the principal business office of DFCT in China and attached hereto and made an integral part hereof to this Agreement:

            (1) Articles of Incorporation;

            (2) By-laws;

            (5) List of Officers and Directors;

            (6) Audited financial statements as at March 31, 2003; and

            (7) Stock register and stock records of DFCT and a current, accurate list of the DFCT's shareholders.

      x. Documents. All minutes, consents or other documents pertaining to DFCT to be delivered at the closing shall be valid and in accordance with the laws of the British Virgin Islands.

      xi Title. The Shares to be issued to the Software Shareholders will be, at the closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has any right to receive any proxy or similar instrument with respect to such shares, except as provided for in this Agreement, DFCT is not a party to any agreement which offers or grants to

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            any person the right to purchase or acquire any of the securities to be issued to the Software Shareholders.

      xiii. Shareholder Meeting. The Merger and issue of new shares of common stock of DFCT shall be subject to the shareholder approval of DFCT to be made at a special general meeting of DFCT shareholders as to:

            (1) Approve the acquisition of the entire registered and issued share capital from the Software Shareholders, for the issue by DFCT the New Shares;

            (2) Approve a stock consolidation ("reverse stock split") pursuant to which each shareholder of DFCT will be issued one new share of common stock to replace each five shares of common stock now outstanding.

3.    THE SOFTWARE SHAREHOLDERS represent and warrant to DFCT the following:

      i. Organization. All actions taken by the Software Shareholders, the directors and shareholders of the Software Shareholders have been valid and in accordance with all laws.

      ii. Counsel. Software Shareholders represent and warrant prior to the Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction.

      iii. Financial Statements. Software Shareholders represent and warrant that the financial statements as at December 31, 2003, audited by Deloitte Touche Tohmatsu, give a true and fair view of DiChain Software's affairs as at December 2003 and of its profit for the year then ended.

      iv. Closing. Upon closing of this transaction, the Software Shareholder shall procure DiChain Software to complete registration works of the entire registered and issued share capital to be in the name of DFCT or a subsidiary company as DFCT may nominate.

4. INVESTMENT INTENT. The Software Shareholders agree that the Shares being issued pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (hereinafter called a "Transfer"), only pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act, the availability of which is to be established to the satisfaction of DFCT.

5. CLOSING. The closing of this transaction shall take place at the offices of DFCT at Units 3207-08, West Tower, Shun Tak Centre, Connaught Road Central, Hong Kong, upon receipt or exchange or confirmation by the relevant parties, as the case may be of the items referenced in Section 6, below. Closing date will be set for the latest, Wednesday, March 31, 2004 at 5:00 p.m. (Hong Kong time). Unless otherwise mutually agreed by the parties hereto, if closing does not occur by 5:00 p.m. (Hong Kong time), Wednesday, March 31, 2004, then this agreement will become null and void.

6.    DOCUMENTATION TO BE DELIVERED AT CLOSING.

      i.    By the DFCT

            (1) Completion of the Plan or Reorganization whereby the following will be completed:

                  i)    Reverse Stock Spit 5 old shares to 1 new share

                  ii)   Name Change of DFCT

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            (2)   Board of Directors Minutes authorizing the issuance of a
                  certificate or certificates for total of 39,559,000 new post reverse spit shares including consultants, registered in the names of the Software Shareholders respectively.

            (3) A Board of Directors resolution appointing such person as DiChain Systems designate as a director of DFCT.

            (4) Such other minutes of DFCT's shareholders or directors as may reasonably be required by the Software Shareholders.

            (5) Consents signed by DiChain Systems consenting to the terms of this Agreement.

7.    REMEDIES.

      i. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Hong Kong in accordance with the Rules of the Hong Kong Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

8.    MISCELLANEOUS.

      i. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

      ii. No Oral Change. The Agreement and any provision hereof, may not be waived, changes, modified, or discharged orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

      iii. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and
            (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

      iv. Time of Essence. Time is of the essence of the Agreement and of each and every provision hereof.

      V. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

      vi. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument.

      vii. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally

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            on the party to whom the notice is to be given, or the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly address, and by fax, as follows:

AS WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Mr. Wei WANG, director              )
for and on behalf of                          )
DICHAIN SYSTEMS LIMITED                       )  (signed by Wei WANG)
                                              )
in the presence of:  (signed by Yang Li)      )

SIGNED by Mr. Li Xinggui, director            )
for and on behalf of                          )
FARSIGHT HOLDINGS LIMITED                     )  (signed by Li Xinggui)
                                              )
in the presence of:  (signed by Yang Li)      )

SIGNED by Ms. Chen Hui, director              )
for and on behalf of                          )
SQUADRAM LIMITED                              )  (signed by Chen Hui)
                                              )
in the presence of:  (signed by Yang Li)      )

SIGNED by Miss Fu Li, authorized person       )
for and on behalf of                          )
EARNEST INVESTMENTS SERVICES LIMITED          )  (signed by Fu Li)
                                              )
in the presence of:  (signed by Yang Li)      )

SIGNED by Mr. Aaron Zhu Xiaojun, director     )
for and on behalf of                          )
DF CHINA TECHNOLOGY INC.                      )  (signed by Aaron Zhu Xiaojun)
                                              )
in the presence of:  (signed by Yang Li)      )

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